Exhibit 10.17

Dagoberto Quintana
559 Ocean Cay Drive
Key Largo, FL 33037

Amended Management Employment Agreement

Dear Bert:

This Amended Management Employment Agreement (“Agreement”) is entered into between Sitel Operating Corporation (the “Company” or “SITEL”) and you effective as of February 14, 2013 (the “Effective Date”) and amends in its entirety the prior Agreement between you and the Company dated July 20, 2009 and amended by Amendment No. 1 dated February 16, 2012.
1.Job Position. Your position and duties with SITEL are as described on Exhibit A hereto with SITEL and as of the Effective Date you will report to the Board of Directors of SITEL Worldwide Corporation as described on Exhibit A hereto. You are expected to exert your best efforts and substantially all your professional time and attention to this position and the successful completion of the tasks and goals mutually agreed upon.
2.    Base Salary. Your annual base salary is as described on Exhibit A hereto and will be paid no less frequently than monthly and otherwise in accordance with the payroll policies of the Company.
3.    Bonuses. You will participate in the SITEL management incentive plan (“MIP”), as in effect from time to time and which is subject to amendment, adjustment or termination at the discretion of the Company. Your targeted MIP payment shall be as set forth on Exhibit A hereto, and award shall be based on achieving Company and individual goals, as established in writing and signed as agreed to by the Compensation Committee of the Board of Directors. The amount of your MIP, if any, for any calendar year will be determined pursuant to the terms and conditions of the applicable plan and will be paid in the next calendar year.
4.    Equity Compensation. The Company will grant you restricted stock in one tranche. Terms of the restricted stock grant are more fully detailed in Exhibit A.
5.    Vacations. You shall be entitled to paid vacation as described on Exhibit A hereto in accordance with SITEL’s vacation policy.
6.    Other Benefits. SITEL provides you with a number of other benefits that include, but are not necessarily limited to, group health insurance, group life insurance, a 401(k) plan, equity compensation and a salary continuation program (for disability or death) as described on Exhibit A. These and other relevant benefits are further described in SITEL’s employee handbook. Each program is subject to particular terms, conditions and eligibility requirements. Any of those plans or programs may be modified by the Company. You will also be entitled to the additional benefits described on Exhibit A.
7.    Confidentiality.
(A)    Confidential Information; Trade Secrets. Due to your position of responsibility with SITEL, you may be exposed to confidential matters, including without limitation, matters relating to cost data, programs, processes, business strategy and plans, customer information, pricing, SITEL policies and procedures and other financial data. SITEL regards all such information as confidential and in many cases as trade secrets. We require that all such information be treated as confidential by you during your employment and not be discussed or disclosed to anyone who is not in a similar position of trust and confidence with SITEL and that any permissible communications be no broader or more extensive than is legitimately required to discharge your SITEL work responsibilities. If your SITEL employment ends, you must continue in perpetuity or for the longest duration allowed by law to treat such information as strictly confidential and as trade secrets and not discuss or disclose any such information to any outside party under any circumstances whatsoever, except as required by law. You agree to notify SITEL’s legal department of any such requirement for disclosure so that SITEL may seek an appropriate order or other remedy protecting the information from disclosure and you will cooperate with SITEL to obtain such protective order or other remedy. Furthermore, if your SITEL employment ends, you must return to SITEL all equipment, property, documents, records, etc., in your possession or control, including but not limited to the materials referenced in this provision without retaining any copies, prior to or upon your departure.
(B)    Non-Competition/Non-Solicitation. In addition to the restrictions set forth above, you acknowledge that SITEL has invested substantial time, effort and expense in compiling confidential, trade secret information and assembling its present personnel. You further acknowledge that the unauthorized disclosure or release of such information in any form would irreparably harm SITEL. To protect the confidentiality of SITEL’s proprietary trade secret information, and for good and valuable consideration, including but not limited to your employment or continued employment, receipt of which is hereby acknowledged, you agree that during your employment by SITEL and for a period of one year following the date of termination of your employment (whether voluntarily or involuntarily) or, if longer, the period during which you are entitled to receive payments pursuant to Section 11(B)(ii), you will not do the following:
1. directly or indirectly compete with SITEL (or any of its affiliates), accept employment with any entity that directly or indirectly competes with SITEL (or any of its affiliates) or otherwise approach, solicit or accept business from any customer, supplier or vendor of SITEL (or any of its affiliates) in direct or indirect competition with SITEL (or any of its affiliates);
2. approach, counsel or attempt to induce any person who is then in the employ of SITEL (or its affiliates) to leave his or her employ; or employ or attempt to employ any such person or any person who at any time during the preceding twelve (12) months was in the employ of SITEL (or its affiliates); or
3. aid, assist or counsel any other person, firm or corporation to do any of the above.
In the event that any of this provision is held invalid or unenforceable because of the unreasonableness of the scope of the subject matter, duration or geographical area, then this provision shall be effective to the greatest extent that such subject matter, duration, or geographical area may be determined reasonable by a court of competent jurisdiction.
(C)    Enforcement. You agree that SITEL would suffer irreparable injury in the event that any provision of this Section 7 was not performed in accordance with its specific terms or was otherwise breached. Accordingly, you agree that SITEL shall be entitled to a temporary, preliminary and permanent injunction or injunctions and other equitable remedies to prevent breaches of this Section 7 and to enforce specifically the terms and provisions thereof without proof of damages or otherwise (and you hereby waive any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which SITEL is entitled at law or in equity.
8.    Intellectual Property. One of your responsibilities as a manager of SITEL is to look for ways of improving efficiency, quality, products and other areas. Your thoughts and suggestions relating to innovations and improvements shall be submitted either formally or informally to SITEL and shall belong to SITEL.

All intellectual property (including, without limitation, all inventions, discoveries, patents, trademarks, copyrights, works, works of authorship, trade secrets, know-how and improvements) conceived, created, authored, or contributed to by you, alone or with others, during your employment with SITEL that is either (a) related to the business or anticipated business of SITEL or (b) within the scope of your employment, shall be SITEL property, solely and exclusively. You agree without additional compensation to assign all right, title, and interest in and to any such intellectual property to SITEL to the extent you have not already done so previously or by statute, and to cooperate fully with SITEL in procuring, maintaining, protecting, defending, and enforcing such intellectual property, including without limitation disclosing such intellectual property to SITEL and executing any necessary documents or performing reasonably necessary acts to cause SITEL’s rights in such intellectual property to be perfected. You further agree, at SITEL’s request and expense, to apply for letters patent or registration thereon in every jurisdiction designated by SITEL.
You further acknowledge that your work on and contributions to documents, programs, and other expressions in any tangible medium (collectively “Works”) are within the scope of your duties and responsibilities. Your work on and contribution to the Works will be rendered and made by you for, at the instigation of and under the overall direction of SITEL, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is defined in the United States Copyright Laws. Without limiting this acknowledgement, you assign, grant, and deliver exclusively to SITEL all right, title, and interest in and to any such Works, and all copies and versions, including all copyrights and renewals.
This provision shall not require you to assign, or offer to assign, an invention that was developed entirely on your own time without using any of SITEL's equipment, supplies, facilities, or trade secret information, unless the invention either (a) relates at the time of conception or reduction to practice of the invention to SITEL's business, or actual or demonstrably anticipated research or development of SITEL or (b) results from any work performed by you for SITEL, in which either case the immediately preceding paragraph shall apply and SITEL shall own such invention. If any invention developed entirely on your own time relates in any way to the business or anticipated business of SITEL (including, without limitation, possible use in any products, processes, or designs used or sold by SITEL, within a technical area of interest or possible interest to SITEL, or possible use in a new business line related to SITEL's business or anticipated business), or if you anticipate filing a patent application or otherwise seeking protection for the invention, then you agree to notify SITEL’s Legal department in writing of such invention within a reasonable time after its conception (but in all cases prior to seeking protection for the invention), even if it was developed entirely on your own time and you believe that SITEL does not own the invention. In no way shall this paragraph limit any common-law, statutory, or other right provided to SITEL, and SITEL retains all such rights. Nor does this paragraph modify any confidentiality or other obligations owed to SITEL.
9.    Employment at Will. Either you or SITEL has the right to terminate the employment relationship at any time for any reason or for no reason, subject to the obligations set forth in this Agreement including the obligations of the Company set forth in Section 11. Nothing in this Agreement or the relationship between you and SITEL, either now or in the future, whether oral, written or implied, may be construed or interpreted to create an employment relationship that is other than at-will.
10.    Ethics. SITEL strives to maintain a reputation for integrity, fair dealing and the highest standard of business ethics in all of its relationships, including suppliers and customers as well as SITEL’s competitors. Commitment to these ethical principles is considered to be an integral part of your responsibilities. Along these lines, you confirm that you are not a party to any other agreement (including agreements relating to invention assignment, confidentiality, non-competition, etc.) that may interfere with your SITEL employment. To the extent that you have protected proprietary information of any former employer, you must not make improper disclosures or use it on any work performed for SITEL.
11.    Effect of Termination of Employment.

(A)    Termination by the Company for Cause or by You without Good Reason. If the Company terminates your employment for Cause or you terminate your employment without Good Reason, you shall be entitled to receive only the Accrued Obligations.
(B)    Termination by the Company Without Cause or by You for Good Reason. If the Company terminates your employment without Cause or you terminate your employment for Good Reason at any time:
(i)    You shall be entitled to receive the Accrued Obligations;
(ii)    For a 12-month period following the date of termination, you shall be entitled to receive (x) continued payment of your base salary, as in effect on the date of termination, no less frequently than monthly;
i.    You shall be paid an amount equal to the product of the annual incentive bonus you would have received had you remained employed on the last day of the calendar year during which the employment termination occurred multiplied by the percentage of days during such year during which you were employed, such amount to be paid at the same time as the annual incentive bonus would have been paid to you if you had remained employed on the applicable payment date for such annual incentive bonus;
(iii)    During the 12-month period following the date of termination and provided you elect health insurance continuation coverage in accordance with the mandates of COBRA, the Company shall arrange to pay for such coverage for you at the same rate as it pays for its active employees; provided, that the Company shall not provide any benefit otherwise receivable by you pursuant to this Section 11(B)(iv) to the extent that a similar benefit is actually received by you from a subsequent employer during such period, and any such benefit actually received by you shall be reported to the Company; and, provided further, that this paragraph (iv) shall not extend your period of COBRA entitlement beyond that mandated by law; and
(iv)    all options to purchase Company common stock and restricted stock grants then held by you shall become immediately vested and exercisable to the extent provided in the applicable option planor restricted stock grant plan.
In the event of any breach of or failure to comply with Section 7 of this Agreement, the Company’s obligations under Sections 11(B)(ii), 11(B)(iii) and 11(B)(iv) shall terminate, this being in addition to any other remedy to which SITEL is entitled at law or in equity.
(C)    Death. If your employment is terminated as a result of your death, you shall be entitled to receive the Accrued Obligations.
(D)    Disability. If your employment is terminated as a result of your Disability, you shall be entitled to receive the Accrued Obligations.
(E)    Date of Payment. Except as otherwise provided in this Agreement, all cash payments required to be made pursuant to the provisions of this Section 11 shall be paid (i) in the case of the Accrued Obligations, no later than the 30th day following such termination of employment and (ii) in the case of the pro rata bonus, as provided in Section 11(B)(iii) and the payments described in Sections 11(B)(ii), beginning on the 45th day following the date of termination of employment; provided that (x) you have delivered to the Company an executed copy of a release of claims in the form attached hereto as Exhibit B, (y) you have not revoked such release, and (z) on or before such 45th day any statutory right you have to revoke such release has expired. If you do not deliver the release in accordance with the preceding sentence, or if you deliver and then revoke such release, you shall forfeit your right to receive the payments set forth in Section 11(B)(ii), 11(B)(iii) and 11(B)(iv).

(F)    No Obligation of You to Mitigate. The amount of any payment provided for in this Section 11 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the date of termination, except as provided in Section 11(B)(iv).
(G)    Compliance with Code Section 409A. It is intended that all terms and payments under this Agreement comply with (or be exempt from) and be administered in accordance with Section 409A of the Code (“Section 409A”) so as not to subject you to payment of interest or any additional tax under Section 409A. Accordingly, notwithstanding any other provision of this Agreement:
(i)    All terms of the Agreement that are undefined or ambiguous shall be interpreted in a manner that is consistent with Section 409A if necessary to comply with or be exempt from Section 409A. For example, no payment may be made due to a termination of employment unless the termination of employment satisfies the requirements of a “separation from service” under Section 409A and related regulations. If payment or provision of any amount or benefit under this Agreement at the time specified would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit will be postponed, if possible, to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. The parties agree, to the extent reasonably possible, to amend this Agreement in order to comply with Section 409A and avoid the imposition of any interest or additional tax under Section 409A; provided, however, that neither party shall be required to amend this Agreement if such amendment would change the total amount payable by the Company pursuant to this Agreement. The right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(ii)    To the extent that (A) the you are determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, (B) any amounts payable under this Agreement represent amounts that are subject to Section 409A, and (C) such amounts are payable on your “separation from service,” within the meaning of Section 409A, then such amounts will not be payable to you before the date that is six months and one day after your separation from service. Payments under this section to which you would otherwise be entitled during the six-month suspension period following your separation from service will be accumulated and paid on the first day permitted under this section.
(iii)    All reimbursements under this Agreement will be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred or paid. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during one taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(iv)    The Company makes no representation or warranty to you with regard to the application of Section 409A to any amounts payable pursuant to this Agreement and shall not have any liability to you for any interest, additional tax, or other adverse consequence arising under Section 409A with respect to this Agreement.
12.    Withholding. Payment of all compensation under this Agreement shall be subject to all applicable federal, state and local tax withholding.
13.    Successors; Binding Agreement.

(A)    Upon your written request, the Company will seek to have any Successor, by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of its obligations under this Agreement.
(B)    This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.
14.    Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in this Agreement shall survive termination of your employment and this Agreement.
15.    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the address of the Company as set forth on the first page of this Agreement or to you as set forth in the Company’s records, provided that all notices to the Company shall be directed to the attention of the Chief Legal Officer of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
16.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and a duly authorized officer of the Company (other than you). No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Tennessee, without regard to conflicts of law principles.
17.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
18.    Jurisdiction. Any action or proceeding directly or indirectly arising out of, under or in connection with this Agreement or your employment by the Company shall be brought in the Courts of the State of Tennessee located in Nashville, Tennessee, or, to the extent it has jurisdiction, the United States District Court for the Middle District of Tennessee; each of the parties hereby consents to the jurisdiction of such courts and their sole and exclusive venue and waives any objection to venue laid therein. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any action or proceeding indirectly arising out of, under or in connection with this Agreement or your employment by the Company. Each party hereto (i) certifies that no representative of any other party hereto has represented expressly or otherwise that such other party would not, in the event of any action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this agreement by, among other things, the mutual waiver and certifications in this Section 18.
19.    Related Agreements. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this

Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.
20.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
21.    Definitions. The following terms shall have the following meanings for purposes of this Agreement:
(A)    “Accrued Obligations” shall mean (i) the base salary, any earned but unpaid bonus for the prior fiscal year, and any other compensation or benefits which have been earned or become payable as of the date of termination but which have not yet been paid to you, and (ii) reimbursement of expenses incurred through the effective date of such termination pursuant to the Company’s normal expense reimbursement policy, which reimbursement shall be paid promptly and in any event within thirty (30) days after submission in accordance with Company policy.
(B)    “Cause” shall mean (i) the willful failure by you to perform substantially your reasonably assigned duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the Board of Directors or Chief Executive Officer which identifies the manner in which the Board of Directors or Chief Executive Officer believes that you have not substantially performed your duties, (ii) the engaging by you in illegal conduct or misconduct that is materially and demonstrably injurious to the Company including violations of the Company’s Code of Conduct, (iii) your conviction of, or a plea of guilty or nolo contendre, to a felony, (iv) your failure to follow directions given in the good faith business judgment of the Board of Directors of the Company, any authorized Committee of the Board of Directors of the Company (and within the scope of authority of the body or person giving the direction) after, if such failure is curable, written notice of the failure and a reasonable opportunity (not to exceed ten business days) to cure, or (v) any breach of or failure to comply with Section 7 of this Agreement,
(C)    “Disability” shall mean your absence from your duties with the Company on a full-time basis for 120 consecutive days or an aggregate of 180 days in any 365 day period as a result of your incapacity due to physical or mental illness.
(D)    “Good Reason” shall mean termination by you of your employment with the Company based on any of the following events:
(i) you are assigned a different title or position or different responsibilities, duties or reporting requirements that results in a material decrease in your level of responsibilities or status, in each case except in connection with the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason;
(ii) a non-voluntary material reduction in your annual base salary;
(iii) the Company’s requiring you to relocate your personal residence, or to change your base office location more than one hundred (100) miles from the current location, absent agreement with you, except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which you undertook as of the date of this Agreement; or
(iv) a material breach by the Company of any provision in this Agreement.
Notwithstanding any provision in this Agreement to the contrary, you may terminate your employment for Good Reason only if (1) within ninety (90) days after the first occurrence of the circumstances giving rise to

Good Reason, you give written notice to the Company of your belief that Good Reason exists and of your intention to terminate your employment for Good Reason, (2) within thirty (30) days of such notice from you the circumstances giving rise to Good Reason are not fully corrected, and (3) such termination occurs no later than one hundred eighty (180) days following the first occurrence of the circumstances giving rise to Good Reason.
(E)    “Successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger, consolidation or purchase of assets, or indirectly, by purchase of SITEL’s voting securities or otherwise.

Sincerely,

Sitel Operating Corporation

/s/ David Garner________________________
David Garner
Chairman

I agree to the foregoing Amended Management Employment Agreement. I accept continued employment with SITEL on these terms and conditions.

/s/ Dagoberto Quintana________
Dagoberto Quintana

Exhibit A

Additional Terms

Position: Chief Executive Officer and President
Primary Duties/Areas of Responsibility: Duties powers, responsibilities and authorities customary for the chief executive officer of corporations of the size, type and nature of the Company, and other duties reasonably related to the position as assigned by the Board of Directors.
Reports to:    Board of Directors
Status:    Exempt; Full-time
Location: Nashville
Base Salary:    $600,000 per annum
Equity:    Upon compliance with applicable securities and other laws and subject to your execution of documentation acceptable to the Company, no later than March 15 of the year following this Agreement, you will be issued 1,700,000 shares of Class A restricted common stock on terms and conditions determined by the Board of Directors of SITEL Worldwide Corporation or its Compensation Committee.
MIP Target:    $780,000
Associate Benefits:    There are no changes to your current benefits eligibility. During your employment with the Company, you will be eligible to participate in the Company’s comprehensive benefits package pursuant to the Company’s then current policy that makes such plans available to its associates on a cost-shared basis, and which plans are designed with the intent to give you choices depending on your personal situation. Included in the benefits package are items such as medical insurance, dental insurance, associate life insurance/accidental death and dismemberment insurance, 401(k) plan, short and long-term disability plans, flexible spending accounts and paid holidays. You will be eligible to accrue up to twenty-four (24) paid vacation days for each calendar year; vacation shall be provided in accordance with SITEL’s general policies related to vacation.
Expense Reimbursement:    You will be expected to travel domestically and internationally as needed. The expenses associated with any such travel shall be borne by the Company in accordance with its then current policy.

Exhibit B

WAIVER AND RELEASE

This Waiver and Release (the “Release”) is made by [employee] (the “Executive”) in favor of Sitel Operating Corporation (the “Employer”) and
In consideration of the mutual promises made in the Employment Agreement between the Executive and the Employer, dated effective as of [mmmm dd,yyyy] (the “Agreement”), and as a condition to the receipt of certain benefits under the Agreement, the Executive hereby agree as follows:
1.Release by Executive. Executive on behalf of himself and his heirs, representatives, agents, and assigns, and each of them, hereby fully and finally waives, releases and forever discharges the Employer, and any and all of their respective parents, subsidiaries, and affiliates, past and present, as well as any and all of its and their past, present and future officers, directors, stockholders, members, employees, agents, representatives, successors and assigns (collectively “Parties Released By Executive”), from and against any claims, causes of action, liability, damage or loss of any kind whatsoever, whether presently known or unknown, suspected or unsuspected, from the beginning of time up to and including the Effective Date of this Release (as defined herein), that the Executive ever had, now has or may have against the Employer or any of the other Parties Released By Executive arising from or related in any way to the Agreement, the Executive’s employment with the Employer, and/or the termination of the Executive’s employment with the Employer, equity securities and options to acquire equity securities of Employer and any shareholders or other agreement related thereto, including without limitation, any claims or causes of action based on any federal, state or local constitutional provision, statute, law, rule or regulation, the law of contract and tort, and any claims for recovery of any costs or attorney’s fees; provided, however, that notwithstanding any other provision herein, the foregoing release by the Executive does not apply or extend to any rights of the Executive, or obligations of the Employer or any of its parents, owners, affiliates, predecessors, successors or assigns, under or pursuant to any of the following: (1) any right to indemnification and/or payment of related expenses that the Executive may have pursuant to the Employer’s Bylaws or Articles of Incorporation, under any written indemnification or other agreement with the Employer, and/or under applicable law; (2) any rights that the Executive may have to insurance coverage under any directors and officers liability insurance or other insurance policies of the Employer; (3) any claims that cannot be released as a matter of applicable law; (4) any claims for breach of the Agreement; and (5) claims for benefits or performance pursuant to the terms of any Employee Stock Ownership Plan, pension, retirement, stock incentive or other employee benefit plans or any shareholders or other agreement relating to, or option to acquire, equity securities of SITEL.
2.Covenant Not to Sue.  The Executive, for [himself/herself], his/her heirs, representatives, agents and assigns agrees not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed any action, cause of action or proceeding regarding or in any way related to any of the claims described in Paragraph 1 hereof, and further agrees that this Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If the Executive files a charge or participates in an investigative proceeding of the EEOC or another governmental agency, or is otherwise made a party to any proceedings described in Paragraph 1 hereof, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding.
3.No Disparaging, Untrue or Misleading Statements. The Executive represents that he has not made, and agrees that he will not make, to any person any disparaging, untrue, or misleading written or oral statements about or relating to the Parties Released By Executive or their products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Parties Released By Executive’s behalf).
4.ADEA Waiver. The Executive expressly acknowledges and agrees that by entering into this Release, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement. The Executive further expressly acknowledges and agrees that, pursuant to the Older Workers Benefit Protection Act (“OWBPA”) he has been, or hereby is, advised in writing to consult with an attorney about the Release before signing it; he is aware of his rights under OWBPA; as consideration for executing this Agreement, he has received additional benefits and compensation of value to which he would not otherwise be entitled; he is not waiving any rights or claims that may arise after the date he signs this Release; he was provided up to 21 or 45 days, whichever is applicable, to consider and accept the terms of this Release; and nothing in this Release prevents or precludes him from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and he has seven (7) days following the date of execution of this Release in which to revoke his acceptance of this Release, and that any revocation must be in writing and must be received by the Employer during the seven-day revocation period. Executive understands that if he revokes acceptance, any payments made to him by the Employer under the terms of the Agreement must be returned to the Employer. If the Executive does not revoke, the eighth day after the Release is signed by all parties will be the "Effective Date" of the Release.
5.No Transferred Claims. The Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Release any released claim or matter or any part or portion thereof and he shall defend, indemnify and hold the Employer and each and every other party released hereunder harmless from and against any such claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
6.Non-Disclosure. The Executive agrees that he will keep the terms and amounts set forth in this Release completely confidential and will not disclose any information concerning this Release's terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family, except as required pursuant to legal process. Should the Executive disclose information about this Release to his immediate family, his attorney and/or tax and financial advisors, he shall advise such persons that they must maintain the strict confidentiality of such information and must not disclose it unless otherwise required by law.
7.No Pending or Future Lawsuits. The Executive represents that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against the Employer or any of the Parties Released By Executive. The Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Employer or any of the Parties Released By Executive.
8.Miscellaneous. The following provisions shall apply for purposes of this Release:

(a)    This Release shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules and the parties hereto consent to the jurisdiction of any appropriate court in the State of Tennesee to resolve such disputes.

(b)    This Release shall inure to the benefit of the Employer and each of the Parties Released By Executive and shall be binding on the Executive and his heirs, executors, administrators,

successors and assigns and may only be amended, modified or any obligations waived by a written agreement executed by authorized representatives of the Executive, the Employer, or their respective successors and legal representatives.
(c)    The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release and, in the event any court or other body of competent jurisdiction determines that any provision of this Release is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Release shall be deemed valid and enforceable to the fullest extent possible.
(d)    The failure of the Employer or any of the Parties Released By Executive to insist on strict compliance with any provision hereof or any other provision of this Release or the failure to assert any right any such person may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Release.

EXECUTIVE

Date: __________________